Exhibit 99.1

FARO Announces Second Quarter Financial Results

LAKE MARY, FL, August 4, 2020 - FARO® (Nasdaq: FARO), a global leader for 3D measurement, imaging and realization solutions for 3D metrology, architecture, construction and engineering, and public safety analytics applications, today announced its financial results for the second quarter ended June 30, 2020.
“I remain pleased with the progress we’ve made executing our strategic initiatives, despite the soft market environment. Our efforts combined with additional prudent cost control measures have enabled us to beat our non-GAAP operating expense objective a full six months earlier than expected. Further, the revitalized sales organization has embraced the new reality of a virtual sales model that I expect will continue to enable sales efficiencies when world conditions normalize,” stated Michael Burger, President and Chief Executive Officer. “While the discretionary capital nature of our markets limits our visibility towards the timing of a recovery, we remain confident the actions we are taking will drive a meaningful increase in growth and profitability in the years ahead.”
Second Quarter 2020 Financial Summary
Total sales were $60.6 million for second quarter 2020, as compared with $93.5 million for second quarter 2019, and included the unfavorable impact of an additional $0.6 million GSA sales adjustment identified through further review. Excluding the impact of the GSA sales adjustment in the second quarter 2020 and 2019, Non-GAAP total sales were $61.2 million and $99.3 million, respectively. The decrease in sales was primarily a result of end market demand softness related to the COVID-19 pandemic. New order bookings were $61.4 million for the second quarter 2020, down compared to $106.0 million for the second quarter 2019.
Gross margin was 47.7% for the second quarter 2020, as compared to 54.3% for the same prior year period. Non-GAAP gross margin was 48.4% for the second quarter 2020 compared to 57.2% for the second quarter 2019. The decrease in gross margin was primarily a result of the impact of lower sales resulting from the COVID-19 pandemic.
Operating expense, which includes $0.6 million of non-recurring charges, was $40.9 million for the second quarter 2020, as compared to $55.6 million for the same prior year period. Non-GAAP operating expense was $37.7 million for the second quarter 2020 compared to $51.0 million for the second quarter 2019.

Net loss was $8.9 million, or $0.50 per share, for the second quarter 2020, as compared to a net loss of $6.4 million, or $0.37 per share, for the second quarter 2019. Non-GAAP net loss was $6.3 million, or $0.36 per share, for the second quarter 2020 compared to Non-GAAP net income of $4.8 million, or $0.27 per share, for the second quarter 2019.
Adjusted EBITDA was negative $5.0 million, or 8% of Non-GAAP total sales, for the second quarter of 2020 compared to positive Adjusted EBITDA of $9.5 million, or 10% of Non-GAAP total sales, for the second quarter of 2019.
*A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures is provided in the financial schedules portion at the end of this press release. An additional explanation of these measures is included below under the heading “Non-GAAP Financial Measures”.
The Company’s cash and short-term investments increased $0.5 million to $173.7 million as of the end of the second quarter of 2020, and the Company remained debt-free.
Conference Call
The Company will host a conference call to discuss these results on Wednesday, August 5, 2020 at 8:00 a.m. ET. Interested parties can access the conference call by dialing (800) 347-7407 (U.S.) or +1 (203) 518-9704 (International) and using the passcode FARO. A live webcast will be available in the Investor Relations section of FARO’s website at: https://www.faro.com/about-faro/investor-relations/events
A replay webcast will be available in the Investor Relations section of the company's web site approximately two hours after the conclusion of the call and will remain available for approximately 30 calendar days.
About FARO
For 40 years, FARO has provided industry-leading technology solutions that enable customers to quickly and easily measure their world, and then use that data to make smarter decisions faster. FARO continues to be a pioneer in bridging the digital and physical worlds through data-driven reliable accuracy, precision and immediacy. For more information, visit http://www.faro.com

Non-GAAP Financial Measures
This press release contains information about our financial results that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP financial measures, including non-GAAP total sales, non-GAAP gross margin, non-GAAP operating expenses, non-GAAP net (loss) income and non-GAAP net (loss) income per share, exclude the GSA sales adjustment (as defined in the tables below), the impact of purchase accounting intangible amortization expense, stock-based compensation, advisory fees incurred related to the GSA Matter (as defined in the tables below), imputed interest expense recorded related to the GSA Matter, executive sign-on bonuses and relocation costs, Present4D impairment charges, restructuring charges, and other tax adjustments, and are provided to enhance investors’ overall understanding of our historical operations and financial performance.
In addition, we present Adjusted EBITDA, which is calculated as net loss before interest expense, net, income tax benefit and depreciation and amortization, excluding loss on foreign currency transactions, the GSA sales adjustment, stock-based compensation, advisory fees incurred related to the GSA Matter, executive sign-on bonuses and relocation costs, Present4D impairment charges, and restructuring costs, as measures of our operating profitability. The most directly comparable GAAP measure to Adjusted EBITDA is net loss.
Management believes that these non-GAAP financial measures provide investors with relevant period-to-period comparisons of our core operations using the same methodology that management employs in its review of the Company’s operating results. These financial measures are not recognized terms under GAAP and should not be considered in isolation or as a substitute for a measure of financial performance prepared in accordance with GAAP. These non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance. These non-GAAP financial measures, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation. The financial statement tables that accompany this press release include a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about demand for and customer acceptance of FARO’s products, FARO's strategic and restructuring plans and initiatives, including but not limited to the additional restructuring charges expected to be incurred in connection with our restructuring plan and the timing and amount of cost savings and other benefits expected to be realized from the restructuring plan and go-to-market strategy, and FARO’s growth and profitability potential. Statements that are not historical facts or that describe the Company's plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward- looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.
Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward- looking statements include, but are not limited to:
•the Company’s ability to realize the intended benefits of its undertaking to transition to a company that is reorganized around functions to improve the efficiency of its sales organization and to improve operational effectiveness;
•the Company’s inability to successfully execute its new strategic plan and restructuring plan, including but not limited to additional impairment charges and/or higher than expected severance costs and exit costs, and its inability to realize the expected benefits of such plans;
•the outcome of the U.S. Government's review of, or investigation into, the GSA Matter; any resulting penalties, damages, or sanctions imposed on the Company and the outcome of any resulting litigation to which the Company may become a party; loss of future government sales; and potential impacts on customer and supplier relationships and the Company's reputation;
•development by others of new or improved products, processes or technologies that make the Company's products less competitive or obsolete;

•the Company's inability to maintain its technological advantage by developing new products and enhancing its existing products;
•declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions;
•the effect of the COVID-19 pandemic, including on our business operations, as well as its impact on general economic and financial market conditions;
•the impact of fluctuations in foreign exchange rates; and
•other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 and in Part II, Item 1A. Risk Factors in the Company’s Quarterly Report on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.
Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

Investor Contacts

FARO Technologies, Inc.
Allen Muhich, Chief Financial Officer
+1 407-562-5005
IR@faro.com

Sapphire Investor Relations, LLC
Michael Funari or Erica Mannion
+1 617-542-6180
IR@faro.com

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended		Six Months Ended
(in thousands, except share and per share data)	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Sales
Product	$42,259	$71,045	$98,784	$142,622
Service	18,305	22,446	41,295	$44,486
Total sales	60,564	93,491	140,079	187,108
Cost of Sales
Product	21,333	30,505	44,399	$58,456
Service	10,335	12,246	22,911	$24,893
Total cost of sales	31,668	42,751	67,310	83,349
Gross Profit	28,896	50,740	72,769	103,759
Operating Expenses
Selling, general and administrative	30,036	45,007	$66,360	$86,027
Research and development	10,186	10,626	$20,601	$22,267
Restructuring costs	636	—	14,324	—
Total operating expenses	40,858	55,633	101,285	108,294
Loss from operations	(11,962)	(4,893)	(28,516)	(4,535)
Other expense
Interest expense, net	212	240	$246	$96
Other expense, net	117	1,689	$590	1,884
Loss before income tax benefit	(12,291)	(6,822)	(29,352)	(6,515)
Income tax benefit	(3,359)	(417)	(5,597)	(262)
Net loss	$(8,932)	$(6,405)	$(23,755)	$(6,253)
Net loss per share - Basic	$(0.50)	$(0.37)	$(1.34)	$(0.36)
Net loss per share - Diluted	$(0.50)	$(0.37)	$(1.34)	$(0.36)
Weighted average shares - Basic	17,747,739	17,333,996	17,710,014	17,323,479
Weighted average shares - Diluted	17,747,739	17,333,996	17,710,014	17,323,479

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share data)	June 30, 2020 (unaudited)	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$173,700	$133,634
Short-term investments	—	24,870
Accounts receivable, net	48,113	76,162
Inventories, net	53,425	58,554
Prepaid expenses and other current assets	20,795	28,996
Total current assets	296,033	322,216
Non-current assets:
Property, plant and equipment, net	22,507	26,954
Operating lease right-of-use asset	14,684	18,418
Goodwill	49,184	49,704
Intangible assets, net	12,744	14,471
Service and sales demonstration inventory, net	34,130	33,349
Deferred income tax assets, net	21,153	18,766
Other long-term assets	2,872	2,964
Total assets	$453,307	$486,842
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,067	$13,718
Accrued liabilities	42,975	38,072
Income taxes payable	1,258	5,182
Current portion of unearned service revenues	36,480	39,211
Customer deposits	3,451	3,108
Lease liability	4,904	6,674
Total current liabilities	101,135	105,965
Unearned service revenues - less current portion	19,582	20,578
Lease liability - less current portion	11,651	13,698
Deferred income tax liabilities	285	357
Income taxes payable - less current portion	12,058	13,177
Other long-term liabilities	35	1,075
Total liabilities	144,746	154,850
Shareholders’ equity:
Common stock - par value $.001, 50,000,000 shares authorized; 19,116,870 and 18,988,379 issued, respectively; 17,718,179 and 17,576,618 outstanding, respectively	19	19
Additional paid-in capital	273,325	267,868
Retained earnings	89,124	112,879
Accumulated other comprehensive loss	(22,865)	(17,399)
Common stock in treasury, at cost; 1,398,691 and 1,411,761 shares, respectively	(31,042)	(31,375)
Total shareholders’ equity	308,561	331,992
Total liabilities and shareholders’ equity	$453,307	$486,842

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six Months Ended
(in thousands)	June 30, 2020	June 30, 2019
Cash flows from:
Operating activities:
Net loss	$(23,755)	$(6,253)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	7,209	9,322
Stock-based compensation	4,345	5,316
Provisions for bad debts, net of recoveries	680	2
Loss on disposal of assets	299	348
Provision for excess and obsolete inventory	479	1,481
Deferred income tax benefit	(2,404)	(11)
Impairment charge on equity method investment	—	1,535
Change in operating assets and liabilities:
Decrease (Increase) in:
Accounts receivable	26,180	14,442
Inventories	892	(9,687)
Prepaid expenses and other current assets	11,347	2,282
Increase (Decrease) in:
Accounts payable and accrued liabilities	(1,395)	(1,466)
Income taxes payable	(5,058)	(3,119)
Customer deposits	384	(446)
Unearned service revenues	(3,139)	3,998
Net cash provided by operating activities	16,064	17,744
Investing activities:
Proceeds from sale of investments	25,000	—
Purchases of property and equipment	(1,533)	(3,693)
Proceeds from asset sales	643	—
Payments for intangible assets	(673)	(1,233)
Net cash provided by (used in) investing activities	23,437	(4,926)
Financing activities:
Payments on finance leases	(160)	(187)
Payments of contingent consideration for acquisitions	—	(250)
Payments for taxes related to net share settlement of equity awards	(2,409)	(1,440)
Proceeds from issuance of stock related to stock option exercises	3,854	735
Net cash provided by (used in) financing activities	1,285	(1,142)
Effect of exchange rate changes on cash and cash equivalents	(720)	145
Increase in cash and cash equivalents	40,066	11,821
Cash and cash equivalents, beginning of period	133,634	108,783
Cash and cash equivalents, end of period	$173,700	$120,604

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars in thousands, except per share data)	2020	2019	2020	2019
Total sales, as reported	$60,564	$93,491	$140,079	$187,108
GSA sales adjustment (1)	608	5,805	608	5,840
Non-GAAP total sales	$61,172	$99,296	$140,687	$192,948

Gross profit, as reported	$28,896	$50,740	$72,769	$103,759
GSA sales adjustment (1)	608	5,805	608	5,840
Stock-based compensation (2)	93	268	364	501
Non-GAAP adjustments to gross profit	701	6,073	972	6,341
Non-GAAP gross profit	$29,597	$56,813	$73,741	$110,100
Gross margin, as reported	47.7%	54.3%	51.9%	55.5%
Non-GAAP gross margin	48.4%	57.2%	52.4%	57.1%

Operating expenses, as reported	$40,858	$55,633	$101,285	$108,294
Advisory fees for GSA Matter (3)	—	(653)	—	(1,244)
Stock-based compensation (2)	(2,076)	(2,484)	(3,981)	(4,815)
Restructuring costs (4)	(636)	—	(14,324)	—
Executive sign-on bonuses & relocation costs	—	(575)	—	(575)
Purchase accounting intangible amortization	(447)	(889)	(972)	(1,741)
Non-GAAP adjustments to operating expenses	(3,159)	(4,601)	(19,277)	(8,375)
Non-GAAP operating expenses	$37,699	$51,032	$82,008	$99,919

Loss from operations, as reported	$(11,962)	$(4,893)	$(28,516)	$(4,535)
Non-GAAP adjustments to gross profit	701	6,073	972	6,341
Non-GAAP adjustments to operating expenses	3,159	4,601	19,277	8,375
Non-GAAP (loss) income from operations	$(8,102)	$5,781	$(8,267)	$10,181

Other expense, net, as reported	$329	$1,929	$836	$1,980
Interest expense increase due to GSA sales adjustment (1)	(249)	(442)	(398)	(487)
Present4D impairment (5)	—	(1,535)	—	(1,535)
Non-GAAP adjustments to other expense, net	(249)	(1,977)	(398)	(2,022)
Non-GAAP other expense (income), net	$80	$(48)	$438	$(42)

Net loss, as reported	$(8,932)	$(6,405)	$(23,755)	$(6,253)
Non-GAAP adjustments to gross profit	701	6,073	972	6,341
Non-GAAP adjustments to operating expenses	3,159	4,601	19,277	8,375
Non-GAAP adjustments to other expense, net	249	1,977	398	2,022
Income tax effect of non-GAAP adjustments	(1,505)	(2,360)	(3,638)	(3,032)
Other tax adjustments (6)	—	864	—	864
Non-GAAP net (loss) income	$(6,328)	$4,750	$(6,746)	$8,317

Net loss per share - Diluted, as reported	$(0.50)	$(0.37)	$(1.34)	$(0.36)
GSA sales adjustment (1)	0.03	0.33	0.03	0.33
Stock-based compensation (2)	0.12	0.16	0.24	0.30
Advisory fees for GSA Matter (3)	—	0.04	—	0.08
Restructuring costs (4)	0.04	—	0.82	—
Executive sign-on bonuses & relocation costs	—	0.03	—	0.03

Purchase accounting intangible amortization	0.03	0.05	0.06	0.10
Interest expense increase due to GSA sales adjustment (1)	0.01	0.03	0.02	0.03
Present4D impairment (5)	—	0.09	—	0.09
Income tax effect of non-GAAP adjustments	(0.09)	(0.14)	(0.21)	(0.18)
Other tax adjustments (6)	—	0.05	—	0.05
Non-GAAP net (loss) income per share - Diluted	$(0.36)	$0.27	$(0.38)	$0.47

(1) Late in the fourth quarter of 2018, during an internal review we preliminarily determined that certain of our pricing practices may have resulted in the U.S. Government being overcharged under our General Services Administration (“GSA”) Federal Supply Schedule contracts (the “Contracts”) (the “GSA Matter”). We retained outside legal counsel and forensic accountants to conduct a comprehensive review of our pricing and other practices under the Contracts (the “Review”). During the six months ended June 30, 2020 and June 30, 2019, we reduced our total sales by $0.6 million and $5.8 million, respectively, (the “GSA sales adjustment”) and recorded imputed interest expense of $0.2 million and $0.5 million, respectively, related to the GSA Matter.

(2) We exclude stock-based compensation, which is non-cash, from the non-GAAP financial measures because the Company believes that such exclusion provides a better comparison of results of ongoing operations for current and future periods with such results from past periods.

(3) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during the six months ended June 30, 2019.

(4) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $14.3 million during the first half of 2020 primarily consisting of severance and related benefits.

(5) On April 27, 2018, we invested $1.8 million in present4D GmbH (“present4D”), a software solutions provider for professional virtual reality presentations and training environments, in the form of an equity capital contribution. During the second quarter of 2019, we determined it is more likely than not that we will not recover our cost basis in present4D and recorded an impairment charge of $1.5 million, which is included in Other expense, net.

(6) Driven primarily by return-to-provision adjustments identified in the preparation of our 2018 U.S. tax return and changes in our reserve for uncertain tax positions due to a change in our judgment on the recognition of a tax position.

FARO TECHNOLOGIES, INC. AND SUBSIDIARIES
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA AND ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2020	2019	2020	2019
Net loss	$(8,932)	$(6,405)	$(23,755)	$(6,253)
Interest expense, net	212	240	246	96
Income tax benefit	(3,359)	(417)	(5,597)	(262)
Depreciation and amortization	3,520	4,573	7,279	9,322
EBITDA	(8,559)	(2,009)	(21,827)	2,903
Loss on foreign currency transactions	117	154	590	349
Stock-based compensation	2,169	2,752	4,345	5,316
GSA sales adjustment (1)	608	5,805	608	5,840
Advisory fees for GSA Matter (2)	—	653	—	1,244
Executive sign-on bonuses & relocation costs	—	575	—	575
Present4D impairment (3)	—	1,535	—	1,535
Restructuring costs (4)	636	—	14,324	—
Adjusted EBITDA	$(5,029)	$9,465	$(1,960)	$17,762
Adjusted EBITDA margin (5)	(8.2)%	9.5%	(1.4)%	9.2%

(1) Late in the fourth quarter of 2018, during an internal review we preliminarily determined that certain of our pricing practices may have resulted in the U.S. Government being overcharged under our General Services Administration (“GSA”) Federal Supply Schedule contracts (the “Contracts”) (the “GSA Matter”). In fourth quarter 2018, we reduced our total sales by an estimated cumulative adjustment of $4.8 million. We also retained outside legal counsel and forensic accountants to conduct a comprehensive review of our pricing and other practices under the Contracts (the “Review”). During the six months ended June 30, 2020 and June 30, 2019, we reduced our total sales by $0.6 million and $5.8 million, respectively, (the “GSA sales adjustment”) and recorded imputed interest expense of $0.2 million and $0.5 million, respectively, related to the GSA Matter.

(2) In connection with the GSA Matter, we retained outside legal counsel and forensic accountants to conduct the Review, which resulted in $1.2 million in advisory fees incurred during the six months ended June 30, 2019.

(3) On April 27, 2018, we invested $1.8 million in present4D GmbH (“present4D”), a software solutions provider for professional virtual reality presentations and training environments, in the form of an equity capital contribution. During the second quarter of 2019, we determined it is more likely than not that we will not recover our cost basis in present4D and recorded an impairment charge of $1.5 million, which is included in Other expense, net.

(4) On February 14, 2020, our Board of Directors approved a global restructuring plan (the “Restructuring Plan”), which is intended to support our strategic plan in an effort to improve operating performance and ensure that we are appropriately structured and resourced to deliver increased and sustainable value to our shareholders and customers. In connection with the Restructuring Plan, we recorded a pre-tax charge of approximately $14.3 million during the first half of 2020 primarily consisting of severance and related benefits.

(5) Calculated as Adjusted EBITDA as a percentage of Non-GAAP total sales, which adjusts for the GSA sales adjustment.